Exhibit 99.1

News For Immediate Release 4100 Spring Valley Road, Ste 1002, Dallas, TX 75244

Panda Ethanol Announces Proposed $140 Million Private Offering

of Convertible Redeemable Senior Notes

DALLAS — June 5, 2007 — Panda Ethanol Inc. (OTCBB: PDAE.OB) today announced that it intends to offer, subject to market and other conditions, $140 million aggregate principal amount of 6 percent Convertible Redeemable Senior Notes due 2014. The notes will be offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933.

The notes will be convertible into shares of common stock of the company. In certain circumstances, the company may elect to settle conversions of the notes by paying the holder cash up to the principal amount of the note, and cash or shares of common stock of the company for the conversion value above the principal amount, if any. The conversion price and other terms of the notes will be determined by negotiations between the company and the initial purchaser of the notes. Given the relative illiquidity of our common stock, the company expects that the initial conversion price of the notes will be in the range of $5 per share of common stock.

The company intends to use the net proceeds from the offering to provide equity funding for the development and construction of the Yuma ethanol facility. Any remaining net proceeds will be used for working capital and general corporate purposes.

This notice does not constitute an offer to sell or a solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The notes and any shares of common stock of the company issuable upon the conversion of the notes have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

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Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Panda Ethanol intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, market and other conditions that may affect Panda Ethanol’s ability to complete the proposed offering, the ability to complete construction of its ethanol plants, future prices for ethanol relative to the prices of gasoline, interest rates, product demand, transportation requirements and costs and the ability of Panda Ethanol to obtain additional capital to finance its initiatives, as well as the risks and uncertainties set forth in Panda Ethanol’s Quarterly Report on Form 10-Q filed on May 15, 2007 and its annual and quarterly reports filed with the Securities and Exchange Commission. In addition, new factors, risks and uncertainties may emerge from time to time. Panda Ethanol undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.